UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2024

RENOVARO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38751	45-2559340
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2080 Century Park East, Suite 906

Los Angeles, CA 90067
 (Address of principal executive offices)

+1 (305) 918-1980

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	RENB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Executive Officer and Director

On October 14, 2024, the board of directors (the “Board”) of Renovaro Inc. (the “Company”) appointed David Weinstein, age 64, as Chief Executive Officer of the Company and a member of the Board, effective immediately. Immediately prior to joining the Company, Mr. Weinstein was a Managing Partner, Investment Banking at Dawson James Securities, Inc. where he has worked since 2005. While at Dawson James, Mr. Weinstein directly sourced over $300 million in investments for small-cap biotech and healthcare companies. He also spearheaded the merger of two healthcare companies in personalized cancer diagnostics and assisted in its uplisting on Nasdaq. Mr. Weinstein received his Bachelor of Arts in Liberal Arts from St. John’s College and a Masters in Public Management from the University of Maryland.

In connection with his appointment, the Company entered into an employment agreement (the “Employment Agreement”) which provides that Mr. Weinstein’s base salary will be $400,000 per year, and he will be eligible to receive a performance bonus of up to $150,000 per year, which will be payable on or before March 15th of each calendar year. For calendar year 2024, Mr. Weinstein will be eligible for a pro rated performance bonus. The Employment Agreement also provides that Mr. Weinstein will receive a sign on bonus upon the effective date of the Employment Agreement of 250,000 shares of restricted stock. Upon the receipt of at least $2,000,000 in new financing, the Company shall pay Mr. Weinstein a $25,000 bonus. The Employment Agreement also provides for a sign-on equity grant of 1,600,000 stock options, which will vest 200,000 options per quarter for eight quarters, beginning on January 1, 2025. Additionally, Mr. Weinstein will be eligible to receive a discretionary annual equity grant of 250,000 shares of restricted stock beginning on the first year anniversary of the Employment Agreement based on Company achievement of certain corporate objectives.

Mr. Weinstein is eligible to participate in the benefit plans and programs generally available to the Company’s employees. Mr. Weinstein will also be entitled to reimbursement of all reasonable business expenses incurred or paid by him in the performance of his duties and responsibilities for the Company, subject to providing of evidence of such expenses reasonably satisfactory to the Company. If Mr. Weinstein is terminated without cause or if Mr. Weinstein terminates his employment for good reason, the Company agrees to provide to Mr. Weinstein as severance: (i) an amount equal to six (6) months of his base salary, (ii) if Mr. Weinstein timely elects to continue health plan coverage under COBRA, reimbursement of premiums to continue health care benefits coverage under COBRA for the 6 months following the date of Mr. Weinstein’s termination and (iii) accelerated vesting of all time-based equity awards. “Good Reason” in the Employment Agreement includes the sale of substantially all of the assets of the Company or a merger in which the shareholders of the Company do not retain control.

The summary of the Employment Agreement set forth above does not purport to be a complete statement of the terms of such document. The summary is qualified in its entirety by reference to the full text of the Employment Agreement, which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Mr. Weinstein does not have any family relationships with any of the Company’s other officers or directors and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Chief Executive Officer Resignation

Mark Dybul, M.D., the Company’s former Chief Executive Officer, tendered his resignation as Chief Executive Officer and as a member of the Board on October 12, 2024.

Appointment of Directors

In addition to the appointment of Mr. Weinstein to the Board, on October 14, 2024, the Board appointed Maurice van Tilburg, James McNulty, Douglas Calder and Mark Collins to the Board to fill vacancies. Messrs. Weinstein, van Tilburg, McNulty, Calder and Collins will serve until the Company’s next annual meeting of stockholders or until his successor has been duly elected or qualified. Set forth below are the new directors’ biographies.

Maurice van Tilburg

Maurice van Tilburg has held several senior positions in the Financial Services industry and Tech enterprises combining general management, technology, operational service delivery, financial management, audit and product development. He is also an awarded artist that combines leadership roles in the industry with a successful series of art concepts. Mr. van Tilburg currently serves as the Director of the Dutch National Growth fund where he oversees the largest government investments in the area of innovation and technology. With this he builds on his role at Techleap.nl where he developed new and additional sources of funding for Dutch Tech scale ups in order to contribute to global challenges, economic growth, technology capabilities and employment in The Netherlands. Mr. van Tilburg brings with him his experience as CEO of Euronext Amsterdam where he was responsible for clients, product development, organization and P&L for the Dutch market as well as the operational running of all European stock markets of Euronext. Mr. van Tilburg’s ambition is to lead teams with a clear mission and positive impact, bringing his leadership skills and experience in areas of finance, tech and art. In that context Mr. van Tilburg has held also nonexecutive/advisory board member at several startup companies.

James A. McNulty

Mr. McNulty serves as CFO for MIRALOGX, LLC, a privately held incubator which develops and licenses pharmaceutical intellectual property to private and public entities. Mr. McNulty is currently Interim CFO for Inhibitor Therapeutics, Inc. (OTCQB: INTI), where he has served since 2022. After leaving public accounting in 1998 after a 26-year career in Tampa as founder of three CPA firms, he served as CFO in the biopharmaceutical industry, including 3 years with Star Scientific, Inc. (NASDAQ: STSI) and 15 years with BioDelivery Sciences International, Inc. (NASDAQ: BDSI). Mr. McNulty was CEO of MYMD Pharmaceuticals, Inc. (NASDAQ: TNFA) from its inception in 2014 until it became public in early 2020. He served as CFO of MIRA Pharmaceuticals, Inc. from inception in 2020 until it became public in late 2023 as well as Telomir Pharmaceuticals, Inc (NASDAQ: TELO) from inception in 2021 until shortly before it became public in 2023. He served five years on the board as Lead Director/Audit Committee Chair of CV Sciences, Inc (OTC: CVSI). He has extensive experience in privately held companies, including five years as a Director of Quantum Technology Sciences, Inc. until its acquisition by a public company, and since 2000 as CFO of Hopkins Capital Group, an affiliation of limited liability companies which engage in venture activities primarily in the development of pharmaceuticals, including as CFO of privately-owned Defender Pharmaceuticals, Inc. He is a partner in Perfect Golf Event, LLC, an online organizer of over 4,000 charity golf events annually. He co-authored with Pat Summerall and published Business Golf, the art of building relationships on the links. Mr. McNulty’s career in accounting and consulting/forensic services includes expert testimony as a Certified Public Accountant, primarily in construction litigation and personal injury cases. He is a 1972 graduate of University of South Florida.

Douglas W. Calder

Since 2015, Mr. Calder has served as president and a director of Vycellix, Inc and its subsidiaries and affiliates. He has also served as a member of the board of directors for Zevra Therapeutics, Inc. (NASDAQ: ZVRA) since April 2023; member of the board of directors for NextGenNK since June 2019; member of the board of directors of BioFlorida since January 2019, and a member of the Society for Natural Immunity since July 2018. Mr. Calder has more than 30 years of life science executive experience, having served in various senior executive roles for Florida-based biotechnology companies and research institutes including Viragen, Accentia Biopharmaceuticals, Biovest International and the Vaccine & Gene Therapy Institute of Florida, as well as having formerly served as a registered financial portfolio manager with a focus on life science equities with the New York Stock Exchange member firms, Gruntal & Co. and Dean Witter Reynolds. Mr. Calder received a BA from Florida State University.

Mark A. Collins, PhD

Dr. Collins has dedicated his 40-year career to leveraging computers in drug discovery, blending biology, AI, and software. He has played key roles in biotech startups, large Pharma, and tech companies, leading several to successful exits. Dr. Collins is currently the Chief Scientific Officer at UndauntedBio Inc., where he has served since 2022, a company that takes a unique AI-driven clinically informed, network-medicine approach to repurposing existing drugs for acute and chronic neuropathic pain conditions. Prior that time, Dr. Collins was the VP Translational Services at Icometrix, where he led the strategy to drive the adoption of AI assisted MRI and digital health tools to help Pharma improve the translational success of CNS therapies for a range of neurodegenerative diseases, such as Multiple Sclerosis, Alzheimer’s, and Parkinson’s. Prior to Icometrix, from 2017 to 2021, Dr. Collins was at Helomics, Corp., most recently as its Chief Technology Officer, where he drove the commercial realization and go-to-market of AI-driven predictive models of tumor drug response and clinical outcome into the research and clinical decision support markets. Dr. Collins is also the founder and principal consultant of Purplebio Consulting, LLC, a life science consultancy, offering scientific, market, product strategy consulting as well as tactical execution. Dr. Collins holds a doctorate of Philosophy in Microbiology from the University of Guildford and a Bachelor of Science in Applied Sciences from University of Wolverhampton.

Messrs. van Tilburg, McNulty, Calder and Collins will be compensated similarly to the other non-employee directors of the Company, as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on January 3, 2024. Messrs. Weinstein, van Tilburg, McNulty, Calder and Collins’ Board committee membership has not yet been determined. Once Messrs. Weinstein, van Tilburg, McNulty, Calder and Collins’ Board committee membership is determined, the Company will file an amendment to this Form 8-K filing under this Item 5.02 containing such information within four business days after the information is determined. None of Mars. Weinstein, van Tilburg, McNulty, Calder and Collins has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Resignations of Directors

On October 11, 2024, Avram Miller resigned as a director on the Board of the Company, effective immediately. Mr. Miller will continue to serve as a consultant to the Board. On the same date, Ruud Hendriks resigned as a director on the Board of the Company, effective immediately. On October 12, 2024, Karen Brink resigned as a director on the Board of the Company, effective immediately. Neither of Mr. Miller’s, Mr. Hendrik’s nor Ms. Brink’s decision to resign was due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices (financial or otherwise).

On October 12, 2024, James Sapirstein a member of the Board formally advised the Board of the Company that he was resigning from the Board, effective immediately. Mr. Sapirstein was the Chair of the Compensation Committee of the Board and a member of the Audit Committee. Mr. Sapirstein advised the Board that he chose to resign in a letter, a copy of which is attached hereto as Exhibit 17.1.

On October 13, 2024, Gregg Alton the Lead Independent Director on the Board, Jayne McNicol and Carol Brosgart formally advised the Board of the Company that they were resigning from the Board, effective immediately. Mr. Alton was the Chair of the Nominating and Corporate Governance Committee of the Board and a member of the Audit Committee. Ms. McNicol was the Chair of the Audit Committee of the Board. Ms. Brosgart was a member of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board. Mr. Alton, Ms. McNicol and Ms. Brosgart collectively advised the Board that they decided to resign in a letter, a copy of which is attached hereto as Exhibit 17.2.

On October 15, 2024, Rene Sindlev resigned as the Chairman of the Board of the Company, effective immediately. Mr. Sindlev’s decision to resign was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices (financial or otherwise).

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
17.1	Letter of James Sapirstein, dated October 12, 2024.
17.2	Joint Letter of Gregg Alton, Jayne McNicol and Carol Brosgart, dated October 13, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENOVARO INC.

By:	/s/ Simon Tarsh
Name: Simon Tarsh Title: Interim Chief Financial Officer

Date: October 16, 2024